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                                                                   Exhibit 10.28

                             EMPLOYMENT AGREEMENT


This Agreement is made as of September 12, 1994 (the "Effective Date") between CARLISLE PLASTICS, INC. a Delaware corporation ("Carlisle") and Patrick J. O'Leary ("O'Leary").

     WHEREAS, Carlisle considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interest of Carlisle and its shareholders; and

     WHEREAS, O'Leary is expected to make a significant contribution to the profitability, growth and financial strength of Carlisle as its Chief Financial Officer; and

     WHEREAS, Carlisle, as a publicly held corporation, recognizes that the possibility of a change of control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of the performance of O'Leary's duties to the detriment of Carlisle and its shareholders; and

     WHEREAS, O'Leary is willing to continue his employment with Carlisle upon the understanding that Carlisle will provide income security if O'Leary's employment is terminated under certain terms and conditions;

     WHEREAS, it is in the best interests of Carlisle and its stockholders to employ O'Leary and to reinforce and encourage his continued attention and dedication to his assigned duties without distraction and to ensure his continued availability to Carlisle in the event of a Change in Control; and

     WHEREAS, it is further in Carlisle's best interests to receive certain assurances from O'Leary regarding Carlisle's confidentiality and competition concerns;

     THEREFORE, in consideration of the foregoing and of change in control protection, continued employment and other benefits hereunder, as well as other mutual covenants and obligations hereinafter set forth, Carlisle and O'Leary agree as follows:

1. Employment. Carlisle agrees to continue to employ O'Leary as Chief Financial Officer of Carlisle under the terms, conditions and benefits set forth herein and O'Leary accepts continued employment with Carlisle on said terms, conditions and benefits.

2. Term. The term of O'Leary's employment shall continue until terminated pursuant to paragraphs 6, 7, or 8 herein.

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3.   Duties.  In his position as Chief Financial Officer, O'Leary will continue to faithfully and diligently exercise overall financial responsibility of Carlisle and perform such responsibilities as may be assigned to him from time to time by the Board of Directors of Carlisle (the "Board"); devote his full time, energy and skill to Carlisle's business, as is reasonably necessary to execute fully his duties hereunder, except for vacations, absences made necessary because of illness, and service on other corporate, civic, or charitable boards or committees not significantly interfering with his duties hereunder; and promote Carlisle's best interests. The principal place of employment and the location of O'Leary's principal office and normal place of work shall be in the Phoenix, Arizona metropolitan area. O'Leary will be expected to travel to other locations, as necessary, in the performance of his duties during the term of this Agreement. O'Leary shall not engage in any other business activity inconsistent with this duties and obligations hereunder, whether personal or for gain, profit or pecuniary advantage.

4. Compensation. For all services rendered by O'Leary, Carlisle shall pay O'Leary a base annual salary of $250,000, payable at such times as salaried employees of Carlisle are customarily paid. The Board shall, from time to time during O'Leary's employment, review his annual salary in connection with possible increases, giving consideration to inflation factors, performance of O'Leary and Carlisle, salaries paid for positions of similar responsibility for other companies, and other relevant factors, and shall provide for such increase when deemed appropriate. O'Leary shall in addition be eligible to receive annual executive incentive bonuses up to 100% of O'Leary's annual base salary, which are given solely at the discretion of the Board acting through its Compensation Committee, commensurate with the performance of Carlisle and O'Leary's contribution as Chief Financial Officer of Carlisle in furthering the strategic goals and objectives of the Company. Up to 25% of such bonus may be payable in stock of the Company. In the event of termination of this Agreement by Carlisle without Good Cause, as defined in paragraph 7 herein, or by O'Leary for Good Reason, as defined in paragraph 6 herein, the Board shall, in its sole discretion, in good faith determine and cause to be paid the proportionate amount of any bonus earned by O'Leary through the date of termination, provided however that such determination shall be final and binding.

5. Benefits. O'Leary shall be entitled to an annual paid vacation of up to six (6) weeks per year, which may not be carried over beyond the end of any fiscal year, and such insurance, 401(k) program and other benefits described in Carlisle's employee manual, as are available to all salaried employees of Carlisle, subject to any limitations on such benefits to officers, directors, or highly paid employees in order that such benefit programs qualify under federal or state law for favored tax or other treatment. Such benefit programs may be changed from time to time by the Board. O'Leary shall also be entitled to reimbursement of his reasonable and necessary expenses incurred in connection with the performance of his duties hereunder.

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6.   Termination by O'Leary.  O'Leary may resign his employment with Carlisle effective upon 15 days' advance written notice to the Board. If O'Leary resigns under this paragraph, the Board retains the right to terminate his employment, effective upon written notice to O'Leary , at anytime during the 15-day notice period, provided, however, that base salary and the employer portion of his health insurance premiums will continue to be paid by Carlisle for the duration of the 15-day notice period. In connection with his termination, O'Leary will receive any accrued unused vacation pay to which he is entitled.

     O'Leary may also terminate his employment with Carlisle at any time for Good Reason, effective immediately upon written notice to the Board. Good Reason shall exist if Carlisle has materially breached any of the terms of this Agreement or if O'Leary is assigned duties which are materially inconsistent with his position, duties, responsibilities and status as Chief Financial Officer of Carlisle. If O'Leary terminates his employment for Good Reason, he is entitled to Salary Continuation for 12 months following his resignation date. Salary Continuation will be computed at the annual rate of $250,000 (or such higher salary as then may be in effect) and will be payable to O'Leary on the same schedule and in the same amount as the payment of salary prior to termination of his employment, until such time as the full Salary Continuation obligation shall be discharged, as provided in this paragraph 6. During the period when Salary Continuation is payable to O'Leary, Carlisle will also continue to provide to O'Leary all medical and health benefits provided to its other senior executives. O'Leary shall also receive any accrued unused vacation pay to which he is entitled. Receipt of Salary Continuation is subject to O'Leary's compliance with his obligations under paragraphs 9 and 10 of this Agreement.

     Payment of the employer portion of O'Leary's group health insurance premiums under this paragraph and under paragraphs 7 and 8 herein shall cease as of the date O'Leary is covered under another group health plan if such coverage occurs prior to termination of any salary continuation periods set forth in said paragraphs.

7. Termination by Carlisle. Carlisle shall have the right to terminate O'Leary's employment in any of the following ways:

     a. If O'Leary dies during the term, his employment under this Agreement shall thereupon terminate, except that Carlisle shall pay to the legal representative of O'Leary's estate all compensation due hereunder up to the date of his death, including salary and any other compensation, prorated through the last day of the month during which his death has occurred.

     b. Carlisle, by written notice to O'Leary, may terminate O'Leary's employment under this Agreement if he becomes physically or mentally disabled during the term so that he shall not be able to perform, for a period of 120 consecutive days, with reasonable accommodation, substantially the usual duties assigned to him hereunder ("Disability"). In such event, Carlisle shall pay to O'Leary all compensation due hereunder up to the date of such termination, including salary and any other compensation (prorated through the last day of the month during which such termination has occurred).

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     c.   Carlisle, by written notice to O'Leary, may terminate his employment for Good Cause, as defined below. In the event of termination under this subparagraph 7.c., O'Leary shall be paid his salary and any other compensation hereunder, prorated up to the date of termination.

          "Good Cause" for the purpose of this Agreement shall mean one or more of the following: (i) willful and premeditated failure or refusal of O'Leary to render services to Carlisle in accordance with his obligations under paragraph 3; (ii) the commission by O'Leary of an act of fraud or embezzlement against Carlisle; (iii) the commission of any other willful or reckless act which injures Carlisle in a substantial or material way (it being understood that mere negligence in performance of duties is not Good Cause under this Agreement); or (iv) the commission of a substantial act of moral turpitude by O'Leary which is deemed by Carlisle's Board to have a material adverse effect on Carlisle.

     Termination for Good Cause shall only be made by a decision of the full Board (excluding O'Leary) after providing O'Leary a full hearing before the Board after ten (10) days advance written notice of the meeting, which states that among its purposes is consideration of terminating O'Leary's employment for Good Cause. O'Leary shall have the right to appear at such meeting and to have counsel, other advisers and witnesses attend the same.

     d. In addition, Carlisle may, by written notice to O'Leary, terminate his employment without Good Cause, in which event O'Leary will be paid his salary and any other compensation up to the date of termination (prorated through the last day of the month during which O'Leary has been terminated) on the date of such termination. O'Leary is also entitled to receive Salary Continuation for 12 months from his termination date. Salary Continuation will be computed at the annual rate of $250,000 (or such higher salary as then may be in effect) and will be payable to O'Leary on the same schedule and in the same amount as the payment of salary prior to termination of his employment, until such time as the full Salary Continuation obligation shall be discharged, as provided in this paragraph 6. During the period when Salary Continuation is payable to O'Leary, Carlisle will also continue to provide to O'Leary all medical and health benefits provided to its other senior executives. O'Leary shall also receive any accrued unused vacation pay to which he is entitled. Receipt of Salary Continuation is subject to O'Leary's compliance with his obligations under paragraphs 9 and 10 of this Agreement.

8.   Termination Following a Change in Control.

     a. Definition. Change in Control shall mean a change in control which would be required to be reported in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not Carlisle is then subject to such reporting requirement including, without limitation, if:

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          i.   any "person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Carlisle representing 50% or more of the combined voting power of Carlisle's then outstanding securities. For purposes of this subparagraph, a person becomes a beneficial owner as of the date on which an option to purchase Carlisle securities is granted to such person; or

          ii. there ceases to be a majority of the Board of Directors comprised of: (A) individuals who on the date hereof constituted the Board of Carlisle, and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office immediately prior to a Change in Control.

          O'Leary agrees that, subject to the terms and conditions of this Agreement, in the event of a Change in Control of Carlisle occurring after the date hereof, O'Leary will remain in the employ of Carlisle of a period of 30 days from the occurrence of such Change in Control.

     b. Applicability. In the event of a Change of Control, O'Leary shall be entitled to receive the benefits set forth in subparagraph f below if his employment terminates within 36 months of such Change in Control for any reason other than death, Good Cause, retirement or resignation other than for Good Reason. Notwithstanding anything herein to the contrary, O'Leary may voluntarily terminate his employment for any reason during the period commencing on the 31st day following a Change of Control and ending on the 360th day following the Change in Control, and such termination shall be deemed "Good Reason" for all purposes of this Agreement. O'Leary shall, in return for the benefits provided under this subparagraph f, sign a severance agreement with Carlisle, in which he agrees to release any and all claims and causes which he might have against Carlisle and in which he affirms and acknowledges his obligations under paragraphs 9 and 10 of this Agreement.

     c. Notice of Termination. Any purported termination of employment shall be communicated by written Notice of Termination to the other party hereto in accordance with paragraph 20 hereunder. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and which sets forth the facts and circumstances claimed to provide a basis for termination of O'Leary's employment.

     d. Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean:

          i. O'Leary's employment is terminated for Disability, as defined in paragraph 7.b. hereunder, 30 days after Notice of Termination is given (provided that O'Leary shall not have returned to the full-time performance of O'Leary's duties during such 30-day period); and

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          ii.  O'Leary's employment is terminated pursuant to a provision contained in paragraph 6 or 7 herein or for any other reason (other than Disability), the date specified in the Notice of Termination, consistent with the provisions in said paragraphs.

     e. Dispute of Termination. If, within ten days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgement, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and not appeal having been perfected); provided, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, Carlisle shall continue to pay O'Leary full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue O'Leary as a participant in all compensation, benefit and insurance plans in which O'Leary was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this subsection. Amounts paid under this subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts under this Agreement.

     f. Compensation Upon Termination. Following a Change in Control, as defined in subparagraph 8.a. above, to the extent provided in subparagraph 8.b. above, O'Leary shall be entitled to the following benefits in lieu of any benefits which would otherwise be available to him upon termination under paragraphs 6 or 7 hereunder:

          i. Carlisle shall pay O'Leary through the Date of Termination O'Leary's base salary at the rate in effect at the time the Notice of Termination is given and any other form or type of other compensation otherwise payable for such period, including an executive incentive bonus, commensurate with his performance and the performance of Carlisle.

          ii. In lieu of any further salary payments for periods subsequent to the Date of Termination, Carlisle shall pay a severance payment (the "Severance Payment") equal to 24 months of O'Leary's Compensation as defined below based on the average monthly Compensation paid to O'Leary during the 12 month period ending immediately prior to the Date of Termination (without given effect to any reduction in such Compensation which would constitute a breach of this Agreement). For purposes of this subparagraph, Compensation shall mean and include every type and form of compensation paid to O'Leary by Carlisle (or any corporation ("Affiliate") affiliated with Carlisle within the meaning of
Section 1504 of the Internal Revenue Code of 1986, as may be amended from time to time (the "Code") ) and included in O'Leary's gross income for federal income tax purposes, but excluding compensation income recognized as a result of the exercise of stock options or sale of the stock so acquired. All of O'Leary's contributions to any qualified plan pursuant to Section 401(k) of the Code or any flexible benefit plan pursuant to Section 125 of the Code shall be deemed to be included in gross income for federal tax purposes for purposes of

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this subparagraph.  The Severance Payment shall be made in a single lump sum within 60 days after the Date of Termination.

          iii. For the period of time after the Date of Termination on which the Severance Payment is based in accordance with paragraph (ii) above (two years), Carlisle shall arrange to provide, at its sole expense, O'Leary with life, disability and health insurance benefits substantially similar to those which O'Leary is receiving or entitled to receive immediately prior to the Notice of Termination. The cost of providing such benefits shall be in addition to (and shall not reduce) the Severance Payment. Benefits otherwise receivable by O'Leary pursuant to this paragraph (iii) shall be reduced to the extent comparable benefits are actually received by O'Leary during such period from any third party, any such benefits actually received by O'Leary shall be reported to Carlisle.

          iv. Carlisle shall also pay to O'Leary all legal fees and expenses incurred by O'Leary as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this paragraph).

          v. The Severance Payment shall be reduced and offset by the amount of any other payment received or to be received by O'Leary in connection with his termination of employment pursuant to any policies of Carlisle.

          vi. If a determination is made by legislation, regulations, rulings directed to Carlisle or O'Leary, or court decision that the aggregate amount of any payment made to O'Leary hereunder, or pursuant to any plan, program or policy of Carlisle in connection with, on account of, or as a result of, a Change of Control constitutes "excess parachute payments" as defined in Section 280G of the code subject to the excise tax provisions of Section 4999 of the Code, or any successor sections thereof, O'Leary shall be entitled to receive from Carlisle, in addition to any other amounts payable hereunder, an amount which shall be equal to such excise tax, plus, on a net after-tax basis, an amount equal to the aggregate amount of any interest, penalties, fines or additions to any tax, including income tax, which are imposed in connection with the imposition of such excise tax. Such amount shall be payable to O'Leary as soon as may be practicable after such final determination is made. O'Leary and Carlisle shall mutually and reasonable determine whether or not such determination has occurred or whether any appeal to such determination should be made.

          vii. O'Leary shall be entitled to receive all benefits payable to O'Leary under the Carlisle Plastics, Inc. 401(k) Plan and Trust or any successor of such Plan and Trust and any other plan or agreement relating to retirement benefits.

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          viii.     O'Leary shall not be required to mitigate the amount of any payment provided for in this paragraph 8 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this paragraph 8 be reduced by any compensation earned by O'Leary as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise except as specifically provided in the paragraph 8.

          ix. In order to assure the performance of Carlisle or its successor of its obligations under this paragraph, Carlisle may deposit in trust an amount equal to the maximum payment that will be due O'Leary under the terms hereof. Under a written trust instrument, the Trustee shall be instructed to pay to O'Leary (or O'Leary's legal representative, as the case may be) the amount to which O'Leary shall be entitled under the terms hereof, and the balance, if any, of the trust no so paid or reserved for payment shall be repaid to Carlisle. If Carlisle deposits funds in trust, payment shall be made no later than the occurrence of a Change in Control. If and to the extent there are not amounts in trust sufficient to pay O'Leary under this Agreement, Carlisle shall remain liable for any and all payments due to O'Leary. In accordance with the terms of such trust, at all times during the term of this Agreement, O'Leary shall have no rights, other than as an unsecured general creditor of Carlisle, to any amounts held in trust and all trust assets shall be general assets of Carlisle and subject to the claims or creditors of Carlisle. Failure of Carlisle to establish or fully fund such trust shall not be deemed a revocation or termination of this Agreement by Carlisle.

     g. Stock Options. O'Leary shall, immediately upon a Change in Control, vest in all stock options which have been granted to him and he shall be entitled to exercise all rights and to receive all benefits accruing to him under any and all Carlisle stock purchase and stock option plans or programs, including the Restated Carlisle Plastics, Inc. 1991 Employee Incentive Plan, or any successor to any such plan or program, which shall be in addition to an not reduced by any other amounts payable to O'Leary under this paragraph 8.

9. Confidential Information. All knowledge and information not already available to the public which O'Leary may acquire or has acquired with respect to product development, improvements, modifications, discoveries, designs, methods, systems, computer software, programs, codes and documentation, research, designs, formulas, instructions, methods, inventions, trade secrets, services or other private or confidential matters of Carlisle (such as those concerning sales, costs, profits, organizations, customer lists, pricing methods, etc.) or of any third party which Carlisle is obligated to keep confidential, shall be regarded by O'Leary as strictly confidential and shall not be used by O'Leary directly or indirectly or disclosed to any persons, corporations or firms. All of the foregoing knowledge and information are collectively termed "Confidential Information" herein. O'Leary's obligations under this paragraph will not apply to any information which (a) is or becomes known to the general public under circumstances involving no breach by O'Leary of the terms of this paragraph, (b) is generally disclosed to third parties by Carlisle as a continuing practice without restriction on such third parties,
(c) is approved for release by written authorization of Carlisle's Board, or
(d) O'Leary is obligated by law to disclose.

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10.  Non-Competition.  During the term of O'Leary's employment by Carlisle and, if O'Leary's employment with Carlisle is terminated for any reason other than as provided in paragraph 7.d., for a period of twenty-four (24) months thereafter, O'Leary shall not directly or indirectly engage in, enter into or participate in the business of Carlisle or in any business or commercial activity which does or is reasonably likely to compete with or adversely affect the Business or products of Carlisle, either as an individual for O'Leary's own account, as a partner or a joint venturer, or as an officer, director, consultant or holder of more than five percent (5%) of the entity interest in, any other person, firm, partnership or corporation, or an employee, agent or salesman for any person. In addition, during such period O'Leary shall not: avail himself of any advantages or acquaintances he has made with any person who has, within the twelve (12) month period ended on the date of termination of his employment, been a customer of Carlisle or its affiliates, and which would, directly or indirectly, materially divert business from or materially and adversely affect the Business of Carlisle; interfere with the contractual relations between Carlisle and any of its employees.

For purposes of this Agreement, the "Business of Carlisle" or Business" means and includes the business of the manufacture, production and distribution of plastic garment hangers, trash bags, sheeting, bottles and any other products currently offered or currently under development by Carlisle during two (2) years prior to the date of termination of O'Leary's employment.

Inasmuch as the activities of Carlisle are conducted on a North American basis, the restrictions of this paragraph 10 shall apply throughout the United States, Canada, and Mexico.

11. Remedies. O'Leary acknowledges that the restrictions set forth in paragraphs 9 and 10 hereof are reasonably necessary to protect legitimate business interests of Carlisle.

12. Severability. The parties intend that the covenants and agreements contained herein shall be deemed to be a series of separate covenants and agreements, one for each and every state of the United States and political subdivision outside the United States where the business described is conducted. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in such action, then such enforceable covenants shall be deemed eliminated for the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining covenants to be enforced in such proceeding. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

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13.  Binding Effect.

     a. Carlisle will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Carlisle to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Carlisle would be required to perform it if no such succession had taken place. Failure of Carlisle to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle O'Leary to compensation from Carlisle in the same amount and on the same terms as he would be entitled hereunder if he terminated his employment for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

     b. The Agreement shall inure to the benefit of and be enforceable by O'Leary's personal or legal representatives, successors, heirs, and designated beneficiaries. If O'Leary should die while any amount would still be payable to O'Leary hereunder if O'Leary had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to O'Leary's designated beneficiaries, or, if there is no such designated beneficiary, to O'Leary's estate.

14. Entire Agreement. From and after the date of this Agreement the terms and provisions of this Agreement constitute the entire agreement between the parties and this Agreement supersedes any previous oral or written communications, representations, or agreements with respect to any subject, including the subject matter of compensation, bonus, participation and profit sharing and termination compensation.

15. Waiver and Interpretation. The waiver by either party of a breach of any provision of this Employment Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the breaching party. No waiver shall be valid unless in writing and signed by the party providing such waiver. If any provision of this Agreement is held by any court to be unenforceable, then such provision shall be deemed to be eliminated from the Agreement to permit enforceability of the remaining provisions. If any provision is held to be overbroad, such provision shall be amended to narrow its application to the extent necessary for enforceability.

16. Application Law. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts. The parties consent to the person jurisdiction of the Commonwealth of Massachusetts, waive any argument that such a forum is not convenient, and agree that any litigation relating to this Agreement shall be venued in Boston, Massachusetts.

17. Tax Withholding. Carlisle may withhold from any payment of benefits under this Agreement (and forward to the appropriate taxing authority) any taxes required to be withheld under applicable law.

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18.  Notice.  Any notice required or desired to be given under this Employment
Agreement shall be deemed given if in writing sent by certified mail to his residence in the case of O'Leary, or to its principal office in the case of Carlisle.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year first set forth above.

                              CARLISLE PLASTICS, INC.



                              By   /s/ WILLIAM H. BINNIE
                                   -------------------------
                                   William H. Binnie
                                   Chairman of the Board


                                   /s/ PATRICK J. O'LEARY
                                   -------------------------
                                   Patrick J. O'Leary